EXHIBIT 99.1

For Immediate Release	Contact: Frank Paci
August 2, 2007	(919) 774-6700

THE PANTRY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Sanford, North Carolina, August 2, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its third fiscal quarter ended June 28, 2007.

Total revenues for the quarter were approximately $2.1 billion, a 24.8% increase from last year’s third quarter. Net income was $12.6 million, or $0.55 per share on a diluted basis, compared with $20.3 million, or $0.86 per share, a year ago. Results for the third quarter of fiscal 2007 include a charge of approximately $0.06 per share for deferred financing costs in connection with the Company’s refinancing of its credit facilities.

Chairman and Chief Executive Officer Peter J. Sodini said, “While we are disappointed that our quarterly results were below last year’s third quarter, there were a number of positive accomplishments in the quarter. We completed the acquisition of Petro Express® and began integrating these stores into our system. In addition, we completed the refinancing of our bank debt which we believe gives us increased financial flexibility. Finally, we were pleased to see gas margins return to a level that we believe is consistent with our long term expectations.”

During the quarter, merchandise revenues were up 15.8% overall and 1.9% on a comparable store basis, on top of a 5.8% comparable store increase a year ago. The merchandise gross margin was 36.6%, compared with 37.4% in last year’s third quarter. The lower margin reflects the impact of newly acquired stores that generally have margins below the Company average and changes in cigarette promotional allowances that affect gross margin but not unit gross profit. Total merchandise gross profits for the quarter were $157.7 million, up 13.3% from last year’s fiscal third quarter.

Retail gasoline gallons sold in the third quarter increased 19.9% overall and 1.0% on a comparable store basis. Retail gasoline revenues rose 24.5%. The average retail price per gallon was $2.87, up 4.0%. The retail gross margin per gallon was 12.8 cents, compared with 14.1 cents a year ago. Total gasoline gross profit totaled $70.8 million, a 9.3% increase from last year’s third quarter.

For the first nine months of fiscal 2007, total revenues were approximately $4.9 billion, a 14.4% increase from the corresponding period in fiscal 2006. Net income for the nine months was $21.1 million, or $0.92 per share, compared with $62.5 million, or $2.71 per share, a year ago.

Through the first three quarters of fiscal 2007, the Company has acquired 152 convenience stores, compared with the total of 113 stores acquired in fiscal 2006. The Company has also opened 8 new large format stores so far in fiscal 2007, and expects to open approximately 16 for the full year.

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Thursday, August 2, 2007 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until August 9, 2007.

Use of Non-GAAP Measure

EBITDA is defined by the Company as net income before interest expense and loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. The Company has included information concerning EBITDA as one measure of operating performance because the Company believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. Management uses EBITDA as an operating measure to review the performance of the Company’s business directly resulting from its retail operations. Additionally, EBITDA is used by management for budgeting and field operations compensation targets. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies because such other companies may not calculate EBITDA in the same manner.

Any measure that excludes interest expense or loss on extinguishment of debt, depreciation and amortization or income taxes, has material limitations because the Company has borrowed money in order to finance operations and acquisitions, the Company uses capital and intangible assets in its business and the payment of income taxes is a necessary element of the Company’s operations.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of June 28, 2007, the Company operated 1,642 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of August 2, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2007	2006	2007	2006
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Revenues:
Merchandise	$430,971	$372,081	$1,141,064	$1,011,733
Gasoline	1,622,860	1,273,031	3,749,985	3,264,448

Total revenues	2,053,831	1,645,112	4,891,049	4,276,181

Costs and operating expenses:
Merchandise costs of goods	273,317	232,938	715,889	632,307
Gasoline cost of goods	1,552,066	1,208,253	3,584,185	3,065,739
Operating, general and administrative	159,484	136,462	436,004	378,363
Depreciation and amortization	25,762	20,136	68,845	54,840

Total costs and operating expenses	2,010,629	1,597,789	4,804,923	4,131,249

Income from operations	43,202	47,323	86,126	144,932

Other income (expense):
Loss on extinguishment of debt	(2,212)	—	(2,212)	(1,832)
Interest expense	(20,882)	(15,251)	(52,217)	(44,096)
Interest income	496	1,150	2,756	3,734
Miscellaneous	176	281	516	610

Total other expense	(22,422)	(13,820)	(51,157)	(41,584)

Income before income taxes	20,780	33,503	34,969	103,348
Income tax expense	(8,135)	(13,212)	(13,839)	(40,889)

Net income	$12,645	$20,291	$21,130	$62,459

Earnings per share:
Net income per diluted share	$0.55	$0.86	$0.92	$2.71
Diluted shares outstanding	22,992	23,472	22,956	23,029

Selected financial data:
EBITDA	$69,636	$68,890	$158,243	$204,116
Merchandise gross profit	$157,654	$139,143	$425,175	$379,426
Merchandise margin	36.6%	37.4%	37.3%	37.5%
Retail gasoline data:
Gallons	546,012	455,381	1,479,307	1,287,951
Margin per gallon (1)	$0.1282	$0.1413	$0.1111	$0.1538
Retail price per gallon	$2.87	$2.76	$2.48	$2.51
Wholesale gasoline data:
Gallons	24,783	6,143	36,855	10,897
Margin per gallon (1)	$0.0316	$0.0684	$0.0393	$0.0604
Total gasoline gross profit	$70,794	$64,778	$165,800	$198,709

Comparable store data:
Merchandise sales %	1.9%	5.8%	2.1%	5.4%
Gasoline gallons %	1.0%	2.3%	1.3%	3.6%

Number of stores:
End of period	1,642	1,499	1,642	1,499
Weighted-average store count	1,632	1,480	1,556	1,436

Notes:

(1)    Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2007	March 29, 2007	September 28, 2006
Assets
Cash and cash equivalents	$78,142	$65,049	$120,394
Receivables, net	97,018	69,891	68,064
Inventories	172,535	152,303	140,135
Other current assets	25,557	19,517	27,131

Total current assets	373,252	306,760	355,724

Property and equipment, net	1,038,869	803,819	745,721
Goodwill, net	548,538	488,073	440,681
Other	78,858	45,004	45,781

Total assets	$2,039,517	$1,643,656	$1,587,907

Liabilities and shareholders’ equity
Current maturities of long-term debt	$3,540	$2,089	$2,088
Current maturities of lease finance obligations	6,152	4,025	3,511
Accounts payable	186,153	157,353	139,939
Other accrued liabilities	125,120	104,585	111,992

Total current liabilities	320,965	268,052	257,530

Long-term debt	746,760	601,170	602,215
Lease finance obligations	438,411	268,583	240,564
Deferred income taxes	76,966	72,554	72,435
Deferred vendor rebates	23,056	22,421	23,876
Other	64,542	56,441	54,280
Total shareholders’ equity	368,817	354,435	337,007

Total liabilities and shareholders’ equity	$2,039,517	$1,643,656	$1,587,907

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Nine Months Ended

	June 28, 2007	June 29, 2006	June 28, 2007	June 29, 2006
EBITDA	$69,636	$68,890	$158,243	$204,116

Interest expense and loss on extinguishment of debt	(23,094)	(15,251)	(54,429)	(45,928)
Depreciation and amortization	(25,762)	(20,136)	(68,845)	(54,840)
Provision for income taxes	(8,135)	(13,212)	(13,839)	(40,889)

Net income	$12,645	$20,291	$21,130	$62,459